Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
NINTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BRIGHT HEALTH GROUP, INC.

Bright Health Group, Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, pursuant to Section 242 of the General Corporation Law of the State of Delaware (the "DGCL"), hereby certifies as follows:

1.The amendment to the Ninth Amended and Restated Certificate of Incorporation of the Corporation (which Ninth Amended and Restated Certificate of Incorporation was initially filed with the Secretary of State on June 28th, 2021) set forth herein has been duly adopted in accordance with Sections 242 of the DGCL.

2.Article I of the Ninth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety as follows:

“The name of the corporation (hereinafter sometimes referred to as the     “Corporation”) is: NeueHealth, Inc.”

3.This Certificate of Amendment to the Ninth Amended and Restated Certificate of Incorporation of the Corporation shall be effective on and as of the date of filing of this Certificate of Amendment with the office of the Secretary of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed on January 18, 2024.

Bright Health Group, Inc.

By: /s/ Jeff Craig
Name: Jeff Craig
Title: Secretary